UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2011

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2011, Pressure BioSciences, Inc. (the “Company”) received loans in the aggregate amount of $112,000 from three investors, Kenneth J. Buckley Jr., Robert M. Nieder, and Michael Santilli (each a “Lender,” and collectively, the “Lenders”).  The loans were made pursuant to Convertible Notes (the “Notes”) with a maturity date of March 29, 2012, which may be extended with mutual consent of the parties.  The interest rate under the Notes is 20% per annum.

Each Note may be repaid at the option of the applicable Lender by:

a) Payment of cash;

b) Conversion into that number of securities issued in the next financing completed by the Company having an aggregate purchase price equal to the then outstanding principal amount of the Note, together with any accrued and unpaid interest due at the time of conversion.  If the Company enters into an equity placement prior to the expiration of the Note, or prior to the full repayment of this Note, whichever is sooner, the Lender may exchange his Note, together with any accrued and unpaid interest, for the securities issued in the subsequent equity placement on a dollar for dollar basis, and shall become subject to the terms and conditions of such subsequent equity placement (provided that such exchange is permitted under the rules and regulations of The NASDAQ Stock Exchange (“NASDAQ”) and Securities and Exchange Commission (the “SEC”) then in effect, and permits the Company to remain NASDAQ compliant); or

c) Conversion of the then outstanding principal amount of the Note into shares of unregistered the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $1.00 per share.  This price represents the greater of the closing price or consolidated closing bid price of the Common Stock, as reported by NASDAQ, on the day the Note was consummated, plus $0.15 for the value of the Warrants (as defined below) issued to the Lender.  Accrued interest would be paid in cash.

In connection with the loans, the Company also issued Warrants to the Lenders to purchase an aggregate 131,766 shares of the Common Stock, at an exercise price of $0.85 per share, expiring on September 29, 2014.

On September 29, 2011, the Board of Directors also amended the existing loans from Clayton A. Struve and Richard T. Schumacher, the Company’s Chief Executive Office, as previously disclosed by the Company in Current Reports on Form 8-K filed with the SEC on August 9, 2011 and September 9, 2011, respectively.  Such amendment added a provision to allow conversion of their loans into shares of unregistered Common Stock, at a conversion price $1.00 per share.  The exercise price represents the greater of the closing price or consolidated closing bid price of the Common Stock, as reported by NASDAQ, on the day the convertible feature was added to the existing loan, plus $0.15 for the value of the Warrants issued to Mr. Struve and Mr. Schumacher in connection with the loans.  The amendment also extended that maturity date of Mr. Struve’s loan from November 3, 2011 to February 3, 2012 and the maturity date of Mr. Schumacher’s loan from November 5, 2011 to March 7, 2012.

On September 29, 2011, the Company also issued (i) to Mr. Schumacher, a Warrant to purchase 105,882 shares of Common Stock, at an exercise price of $0.85 per share, expiring on September 7, 2014 and (ii) to Mr. Struve, a Warrant to purchase 238,080 shares of Common Stock at an exercise price of $0.85 per share, expiring on August 3, 2014.  The Warrants issued to the Lenders, Mr. Schumacher and Mr. Struve are collectively referred to herein as the “Warrants.”  The exercise price of the Warrants issued to Mr. Schumacher and Mr. Struve represents the greater of the closing price or consolidated closing bid price of the Common Stock, as reported by NASDAQ, on the day the Warrants were issued.

The Board of Directors approved the amendments to the existing loans from Mr. Struve and Mr. Schumacher, including the convertible feature and issuance of additional Warrants, in an effort to be consistent with the terms of the loans from the Lenders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The Notes and Warrants described in Item 1.01 of this Current Report on Form 8-K were issued without registration under the Securities Act, in reliance upon the exemption set forth in Section 4(2) of the Securities Act, for transactions not involving a public offering. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 5, 2011	PRESSURE BIOSCIENCES, INC.

	By:	__/s/ Richard T. Schumacher__________
Richard T. Schumacher, President and Chief Executive Officer